Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
OTG EXP, INC.

OTG EXP, INC., a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY AS FOLLOWS:

1.      The name of the corporation is OTG EXP, INC. The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on October 27, 2015 (as in effect immediately prior to the adoption and effectiveness hereof, the “Original Certificate of Incorporation”).

2.      This Amended and Restated Certificate of Incorporation (this “Certificate”) has been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware and shall be effective as of                a.m.                on , 2016.

3.      The Original Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

Article I

Section 1.01      Name. The name of the corporation (hereinafter called the “Corporation”) is OTG EXP, Inc.

Article II

Section 2.01      Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is 1013 Centre Road Suite 403S, City of Wilmington, New Castle County, Delaware 19805. The name of the Corporation’s registered agent at such address is Registered Agents Legal Services, LLC.

Article III

Section 3.01      Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

Article IV

Section 4.01      Authorized Shares. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 605,000,000 shares, consisting of (1) 5,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”), and (2) 600,000,000 shares of common stock, divided into 500,000,000 shares of Class A common stock, par value $0.01 per share (the “Class A Common Stock”), and 100,000,000 shares of Class B common stock, par value $0.01 per share, (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”). Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, the number of authorized shares of any of the Preferred Stock, the Class A Common Stock or the Class B Common Stock may be increased or decreased by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Preferred Stock, the Class A Common Stock or the Class B Common Stock voting separately as a class shall be required therefor. Notwithstanding the foregoing, the number of authorized shares of any particular class may not be decreased below the number of shares of such class then outstanding plus, in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable in connection with (i) the exchange of all outstanding Class B Common Stock and all outstanding Common Units that are exchangeable pursuant to the Exchange Agreement and (ii) the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for Class A Common Stock.

Section 4.02      Preferred Stock.

(a)      The board of directors of the Corporation (the “Board”) is hereby expressly authorized, by resolution or resolutions and by filing a certificate pursuant to applicable law, and subject to any limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(b)      Except as otherwise required by this Certificate or by applicable law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted to such holders by this Certificate (including any certificate of designation relating to such series).

Section 4.03      Common Stock.

(a)      Voting Rights.

(1)      Except as may otherwise be provided in this Certificate or by applicable law, each holder of Class A Common Stock, as such, shall be entitled to one vote for each share of Class A Common Stock held of record by such holder and each holder of Class B Common Stock, as such, shall be entitled to ten votes for each share of Class B Common Stock held of record by such holder, on all matters on which stockholders generally are entitled to vote and shall vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of Preferred Stock); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

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(2)      The holders of the outstanding shares of Class A Common Stock and Class B Common Stock shall be entitled to vote separately as a class upon any amendment to this Certificate (including by merger, consolidation, reorganization or similar event) that would increase or decrease the par value of the shares of such class or alter or change the powers, preferences or special rights of a class of such stock so as to affect them adversely.

(b)      Dividends, Stock Splits or Combinations.

(1)      Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Class A Common Stock with respect to the payment of dividends, dividends of cash, stock or property may be declared and paid on the Class A Common Stock out of the assets or funds of the Corporation that are by law available therefor, at the times and in the amounts as the Board in its discretion may determine. If a distribution of cash is declared and paid to the Corporation by the LLC, the Corporation shall declare and pay a dividend on the Class A Common Stock to the extent the amount of the distribution received from the LLC exceeds the amount of the Corporation’s estimated liability for taxes and its obligations under the Tax Receivable Agreement; provided that the Corporation may retain a sufficient portion of any such distribution amounts received from the LLC to satisfy, or to establish adequate reserves in respect of, all liabilities and obligations of the Corporation, at their face value, without a premium, including interest thereon at the applicable rate.

(2)      Except as provided in Section 4.03(b)(3) with respect to stock dividends, dividends of cash, stock or property may not be declared or paid on the Class B Common Stock.

(3)      In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization be declared or made on any class of Common Stock (each, a “Stock Adjustment”) unless (a) a corresponding Stock Adjustment in the class of Common Stock not so adjusted (or corresponding voting power adjustment in the case of shares of Class B Common Stock) at the time outstanding is made in the same proportion and the same manner and (b) the Stock Adjustment has been reflected in the same economically equivalent manner on all Common Units. Stock dividends with respect to Class A Common Stock may only be paid with Class A Common Stock or Preferred Stock. Stock dividends with respect to Class B Common Stock may only be paid with Class B Common Stock or Preferred Stock.

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(c)      Liquidation and Other Events. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock are entitled, if any, the holders of all outstanding shares of Class A Common Stock will be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Class A Common Stock held by them. Without limiting the rights of any holders of Class B Common Stock to exchange their shares of Class B Common Stock together with Common Units for shares of Class A Common Stock in accordance with the Exchange Agreement (or for the consideration payable in respect of shares of Class A Common Stock in such voluntary or involuntary liquidation, dissolution or winding up), the holders of shares of Class B Common Stock, as such, will not be entitled to receive, with respect to such shares, any assets of the Corporation, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(d)      Exchanges of Common Units. Common Units not held by the Corporation or its Subsidiaries may be exchanged together with a corresponding share of Class B Common Stock (to the extent such holder of Common Units holds Class B Common Stock) for Class A Common Stock or the Cash Amount (as defined in the Exchange Agreement) in accordance with, and on the terms and conditions of, the Exchange Agreement and the LLC Operating Agreement. Any such share of Class B Common Stock exchanged, together with a Common Unit, for Class A Common Stock or the Cash Amount shall automatically be canceled and such canceled shares of Class B Common Stock shall thereafter no longer be outstanding, and all rights with respect to such shares shall automatically cease and terminate.

(e)      Shares Deliverable in Exchange. The Corporation covenants that it will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon exchange of the outstanding Common Units exchangeable for Class A Common Stock, such number of shares of Class A Common Stock that are issuable upon any such exchange; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such exchange by delivery of purchased shares of Class A Common Stock (which may or may not be held in the treasury of the Corporation). The Corporation covenants that all shares of Class A Common Stock issued upon any such exchange will, upon issuance, be validly issued, fully paid and non-assessable.

(f)      Reclassifications. In the event of a reclassification or other similar transaction as a result of which the shares of Class A Common Stock are converted into another security, then a holder of shares of Class B Common Stock shall be entitled to receive upon exchange of such shares (together with a commensurate number of Common Units) the amount of such security that such holder would have received if such exchange had occurred immediately prior to the record date of such reclassification or other similar transaction, taking into account any adjustment as a result of any subdivision (by any stock split or dividend, reclassification or otherwise) or combination (by reverse stock split, reclassification or otherwise) of such security that occurs after the effective time of such reclassification or other similar transaction.

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(g)      Reclassification of Prior Common Stock into One Share of Class A Common Stock. Upon this Certificate becoming effective in accordance with the DGCL (the “Effective Time”), all of the 1,000 shares of the Corporation’s common stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall be reclassified and converted into one validly issued, fully paid and nonassessable, share of Class A Common Stock.

Section 4.04      Reorganization or Merger. (a) In the case of any reorganization, Share Exchange, consolidation, conversion or merger of the Corporation with or into another person in which shares of Class A Common Stock and Class B Common Stock are converted into (or entitled to receive with respect thereto, including upon an exchange thereof in accordance with the Exchange Agreement) shares of stock and/or other securities or property (including, without limitation, cash) or any other transaction having an effect on stockholders substantially similar to that resulting from a reorganization, Share Exchange, consolidation, conversion or merger, each holder of a share of Class A Common Stock shall be entitled to receive with respect to each such share the same kind and amount of shares of stock and other securities and property (including, without limitation, cash), but, without limiting the rights of the holders of shares of Class B Common Stock to exchange their shares of Class B Common Stock (together with the corresponding number of Common Units) for shares of Class A Common Stock in accordance with the Exchange Agreement (or for the consideration payable in respect of shares of Class A Common Stock in such reorganization, Share Exchange, consolidation, conversion or merger), each holder of a share of Class B Common Stock shall only be entitled to receive with respect to each such share (together with each corresponding Common Unit) the same number of shares of stock as is received by a holder of a share of Class A Common Stock, and shall not be entitled to receive other securities or property (including, without limitation, cash); and such shares of stock received by a holder of shares of Class B Common Stock shall afford the holder thereof no more rights, privileges or preferences than would be afforded the holders of Class B Common Stock hereunder, including without limitation rights, privileges or preferences with respect to dividends, upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation or in connection with any reorganization, Share Exchange, consolidation, conversion or merger of the Corporation with or into another person or any other transaction having an effect on stockholders substantially similar to that resulting from a reorganization, Share Exchange, consolidation, conversion or merger (each, a “Business Combination Transaction”). Nothing in this Section 4.04(a) shall be deemed to modify any contractual rights of any stockholder or holder of Common Units.

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(b)      In connection with any Business Combination Transaction, the Corporation shall not adversely affect, alter, repeal, change or otherwise impair any of the powers, preferences, rights or privileges of the Class A Common Stock (whether directly, by the filing of a certificate of designations, powers, preferences, rights or privileges, by a Business Combination Transaction or otherwise) (i) in a manner that is disproportionate and adverse compared to the manner in which the powers, preferences, rights or privileges of the holders of the Class B Common Stock are affected, altered, repealed, changed or otherwise impaired, including, without limitation (x) any of the voting rights of the holders of the Class A Common Stock in a manner that is disproportionate and adverse compared to the manner in which the voting rights of the holders of the Class B Common Stock are affected, altered, repealed, changed or otherwise impaired, and (y) the requisite vote or percentage required to approve or take any action described in this Article IV, in Article VIII or elsewhere in this Certificate or described in the By-laws in a manner that is disproportionate and adverse compared to the manner in which the voting rights of the holders of the Class B Common Stock are affected, altered, repealed, changed or otherwise impaired, or (ii) with respect to the economic rights, privileges or preferences of the holders of Class A Common Stock relative to the holders of Class B Common Stock, including, without limitation, with respect to dividends, upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation or in connection with a Business Combination Transaction, without, in each case (i) and (ii), the affirmative vote of the holders of a majority of the shares of Class A Common Stock, voting as a separate class.

(c)      In connection with any Business Combination Transaction, the Corporation shall not adversely affect, alter, repeal, change or otherwise impair any of the powers, preferences, rights or privileges of the Class B Common Stock (whether directly, by the filing of a certificate of designations, powers, preferences, rights or privileges, by a Business Combination Transaction or otherwise) in a manner that is disproportionate and adverse compared to the manner in which the powers, preferences, rights or privileges of the holders of the Class A Common Stock are affected, altered, repealed, changed or otherwise impaired, including, without limitation (i) any of the voting rights of the holders of the Class B Common Stock in a manner that is disproportionate and adverse compared to the manner in which the voting rights of the holders of the Class A Common Stock are affected, altered, repealed, changed or otherwise impaired, and (ii) the requisite vote or percentage required to approve or take any action described in this Article IV, in Article VIII or elsewhere in this Certificate or described in the By-laws in a manner that is disproportionate and adverse compared to the manner in which the voting rights of the holders of the Class A Common Stock are affected, altered, repealed, changed or otherwise impaired, without in each case the affirmative vote of the holders of a majority of the shares of Class B Common Stock, voting as a separate class.

Article V

Section 5.01      Board of Directors. (b) The business and affairs of the Corporation shall be managed by or under the direction of the Board. Except as otherwise fixed by or pursuant to the provisions of Article IV of this Certificate relating to the rights of the holders of any series of Preferred Stock or any class or series of stock having a preference over the Common Stock as to dividends or upon dissolution, liquidation or winding up, the total number of the directors of the Corporation shall not be more than eleven, with the then-authorized number of directors being fixed from time to time by or pursuant to the By-laws; provided that the number of directors may be increased if necessary to satisfy the requirements of applicable laws and stock exchange regulations.

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(b)      During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV, then upon the commencement, and for the duration, of the period during which such right continues: (i) the then total authorized number of directors of the Corporation shall automatically be increased by such specified number of additional directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors pursuant to the provisions of the Board’s designation for the series of Preferred Stock, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total and authorized number of directors of the Corporation shall be reduced accordingly.

Section 5.02      Classified Board. The Board (other than those directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to Article IV (the “Preferred Stock Directors”)) shall be divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. Class I directors shall initially serve until the first annual meeting of stockholders following the effectiveness of this Article V; Class II directors shall initially serve until the second annual meeting of stockholders following the effectiveness of this Article V; and Class III directors shall initially serve until the third annual meeting of stockholders following the effectiveness of this Article V. Commencing with the first annual meeting of stockholders following the effectiveness of this Article V, each director of each class the term of which shall then expire shall be elected to hold office for a three-year term and until such director’s successor has been duly elected and qualified. In case of any increase or decrease, from time to time, in the number of directors (other than Preferred Stock Directors), the number of directors in each class shall be apportioned as nearly equal as possible. The Board is authorized to assign members of the Board already holding office to Class I, Class II or Class III.

Section 5.03      Advance Notice of Nominations. Advance notice of nominations for the election of directors shall be given in the manner and to the extent provided in the By-laws.

Section 5.04      Vacancies and Newly Created Directorships. Except as otherwise provided for or fixed by or pursuant to the provisions of Article IV relating to the rights of the holders of any series of Preferred Stock or any class or series of stock having a preference over the Common Stock as to dividends or upon dissolution, liquidation or winding up, newly created directorships resulting from any increase in the number of directors or any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause shall only be filled by the Board, and not by the stockholders, by the affirmative vote of a majority of the remaining directors then in office, or by a sole remaining director, even though less than a quorum of the Board, subject to the terms of the Stockholders Agreement (so long as such agreement remains in effect). Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified. No decrease in the number of directors constituting the Board shall shorten the term of any director then in office.

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Section 5.05      Removal of Directors. Except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to Article IV, any director or the entire Board may be removed from office at any time, but only for cause and only by the affirmative vote of at least 75% of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, subject to the terms of the Stockholders Agreement (so long as such agreement remains in effect); provided, however, that prior to the Trigger Event, any director of the Corporation may be removed with or without cause by the holders of the majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, subject to the terms of the Stockholders Agreement (so long as such agreement remains in effect).

Section 5.06      No Cumulative Voting. There shall be no cumulative voting in the election of directors.

Article VI

Section 6.01      No Action by Written Consent after the Trigger Event. Subject to the rights of the holders of any series of Preferred Stock or any class or series of stock having a preference over the Common Stock as to dividends or upon dissolution, liquidation or winding up, from and after the Trigger Event, any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

Section 6.02      Special Meetings. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock or any class or series of stock having a preference over the Common Stock as to dividends or upon dissolution, liquidation or winding up, special meetings of stockholders of the Corporation may be called only by (a) the Chairman of the Board, (b) the Chief Executive Officer of the Corporation or (c) the Board pursuant to a resolution approved by a majority of the entire Board. Notwithstanding the immediately preceding sentence, prior to the Trigger Event, special meetings of stockholders of the Corporation may be called by the Secretary of the Corporation at the request of any Principal Stockholder. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

Section 6.03      No Written Ballot Requirement. Unless and except to the extent that the By-laws shall so require, the election of directors need not be by written ballot.

Article VII

Section 7.01      Adoption, Amendment or Repeal of By-Laws. In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized to make, alter, amend or repeal the By-laws, subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to make, alter, amend or repeal the By-laws; provided, that with respect to the powers of stockholders entitled to vote with respect thereto to make, alter, amend or repeal the By-laws, from and after the Trigger Event, in addition to any other vote otherwise required by law, the affirmative vote of the holders of at least 75% of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote with respect thereto, voting together as a single class, shall be required to make, alter, amend or repeal the By-laws.

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Article VIII

Section 8.01      Amendments. The Corporation reserves the right to amend, alter, change or repeal (whether directly, by the filing of a certificate of designations, powers, preferences, rights or privileges, by a Business Combination Transaction or otherwise) any provision contained in this Certificate, in the manner now or hereafter prescribed by this Certificate and the DGCL, and all rights, preferences and privileges herein conferred upon stockholders by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article VIII. Notwithstanding the foregoing, from and after the Trigger Event, the provisions set forth in Article V, Sections 6.01 and 6.02 of Article VI, Articles VII, VIII, IX, X and XI may not be repealed or amended (whether directly, by the filing of a certificate of designations, powers, preferences, rights or privileges, by a Business Combination Transaction or otherwise) in any respect, and no other provision may be adopted, amended (whether directly, by the filing of a certificate of designations, powers, preferences, rights or privileges, by a Business Combination Transaction or otherwise) or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth in Article V, Sections 6.01 and 6.02 of Article VI, Articles VII, VIII, IX, X and XI, unless such action is approved by the affirmative vote of the holders of not less than 75% of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote with respect thereto, voting together as a single class.

Article IX

Section 9.01      Limitation of Liability of Directors. To the fullest extent that the DGCL or any other law of the State of Delaware as it exists or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. To the fullest extent permitted by law, for purposes of this Section 9.01, “fiduciary duty as a director” shall include, without limitation, any fiduciary duty arising from serving at the Corporation’s request as a director of another corporation, partnership, limited liability company, joint venture, trust, foundation, association, organization, organization, employee benefit plan or other legal entity or enterprise. No amendment or repeal of this Section 9.01 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all directors whom it shall have power to indemnify under such section from and against any and all of the expenses, liabilities or other matters referred to in or covered by such section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a person.

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Article X

Section 10.01    Opt Out of Section 203 of the DGCL. The Corporation hereby elects not to be governed by Section 203 of the DGCL, as now in effect or hereafter amended, or any successor statute thereto (the “Delaware Takeover Statute”) until such time as a Trigger Event occurs, whereupon the Corporation will, after the occurrence of the Trigger Event, be governed by the Delaware Takeover Statute.

Article XI

Section 11.01    Exclusive Forum for Adjudication of Disputes. Unless the Board or one of its committees otherwise approves, in accordance with Section 141 of the DGCL, this Certificate and the By-laws, to the selection of an alternate forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware also does not have jurisdiction, the United States District Court for the District of Delaware) shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or this Certificate or the By-laws, (iv) any action to interpret, apply, enforce or determine the validity of this Certificate or the By-laws or (v) any action asserting a claim against the Corporation governed by the internal affairs doctrine (each, a “Covered Proceeding”).

Section 11.02    Personal Jurisdiction. If any action the subject matter of which is a Covered Proceeding is filed in a court other than the Court of Chancery of the State of Delaware, or, where permitted in accordance with Section 11.01 above, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (each, a “Foreign Action”) in the name of any person or entity (a “Claiming Party”) without the prior approval of the Board or one of its committees in the manner described in Section 11.01 above, such Claiming Party shall be deemed to have consented to (i) the personal jurisdiction of the Court of Chancery of the State of Delaware, or, where applicable, the Superior Court of the State of Delaware and the United States District Court for the District of Delaware, in connection with any action brought in any such courts to enforce Section 11.01 above (an “Enforcement Action”) and (ii) having service of process made upon such Claiming Party in any such Enforcement Action by service upon such Claiming Party’s counsel in the Foreign Action as agent for such Claiming Party.

Section 11.03    Notice and Consent. Any person or entity purchasing or otherwise acquiring any interest in the shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI and waived any argument relating to the inconvenience of the forums reference above in connection with any Covered Proceeding.

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Article XII

Section 12.01    Severability. If any provision or provisions of this Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate (including, without limitation, each portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate (including, without limitation, each such portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

Article XIII

Section 13.01    Definitions. As used in this Certificate, unless the context requires otherwise, the term:

“Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person. For the purposes of this definition, “control,” when used with respect to any person, means the power to direct or cause the direction of the affairs or management of that person, whether through the ownership of voting securities, as trustee (or the power to appoint a trustee), personal representative or executor, by contract, credit arrangement or otherwise.

“Board” is defined in Section 4.02.

“Business Combination Transaction” is defined in Section 4.04.

“By-laws” means the by-laws of the Corporation, as such by-laws may be amended from time to time.

“Certificate” is defined in the preamble.

“Corporation” is defined in Section 1.01.

“Class A Common Stock” is defined in Section 4.01.

“Class B Common Stock” is defined in Section 4.01.

“Claiming Party” is defined in Section 11.02.

“Common Stock” is defined in Section 4.01.

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“Common Units” has the meaning ascribed to such term in the Amended and Restated Operating Agreement of the LLC.

“Covered Proceeding” is defined in Section 11.01.

“DGCL” is defined in Section 3.01.

“Enforcement Action” is defined in Section 11.02.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Agreement” means the Exchange Agreement, dated as of the date hereof, among the Corporation, the LLC, OTG Consolidated Holdings, Inc., OTG Management, Inc. and the other parties thereto, as such may be amended from time to time.

“LLC Operating Agreement” means the Amended and Restated Operating Agreement of the LLC, as such agreement may be amended from time to time.

“Foreign Action” is defined in Section 11.02.

“LLC” means OTG Management, LLC.

“Original Certificate of Incorporation” is defined in the preamble to this Certificate.

“Preferred Stock” is defined in Section 4.01.

“Preferred Stock Directors” is defined in Section 5.02.

“Principal Stockholder” means OTG Consolidated Holdings, Inc., Eric J. Blatstein, OTG Management, Inc. and their respective Affiliates.

“Share Exchange” means a share exchange involving more than 50% of the shares of the Common Stock. Share exchanges effected in accordance with the Exchange Agreement shall not constitute a “Share Exchange” for purposes of this Certificate.

“Stock Adjustment” is defined in Section 4.03(b)(3).

“Stockholders Agreement” means the Stockholders Agreement, dated as of the date hereof, among the Corporation, Eric J. Blatstein, OTG Consolidated Holdings, Inc. and OTG Management, Inc., as such may be amended from time to time.

“Tax Receivable Agreement” means the Tax Receivable Agreement, dated as of the date hereof, by and among the Corporation, the LLC, OTG Consolidated Holdings, Inc., OTG Management, Inc. and the other parties thereto.

“Trigger Event” means the first date on which the Principal Stockholders cease collectively to beneficially own (directly or indirectly) more than 50% of the voting power of the outstanding shares of Common Stock.

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“Underwriting Agreement” means that certain underwriting agreement, dated as of the date hereof, among the Corporation, the LLC, Morgan Stanley & Co. the LLC and Credit Suisse Securities (USA) LLC., as representatives of the several underwriters listed in Schedule 1 thereto, pursuant to which the Corporation is conducting an initial public offering of its Class A Common Stock.

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IN WITNESS WHEREOF, the undersigned has caused this Certificate to be executed by the officer below this                day of               , 2016.

By:
Name:
Title:

[Signature Page to Amended and Restated Certificate of Incorporation]